EXHIBIT 10.3

12/2/04

FIRST AMENDMENT TO CONVERTIBLE LOAN AGREEMENT

THIS FIRST AMENDMENT CONVERTIBLE LOAN AGREEMENT (this "First Amendment") dated the ____ day of November, 2004 (the "Amendment Date"), is by and between the MICHIGAN ECONOMIC DEVELOPMENT CORPORATION, a Michigan public body corporate (the "MEDC"), whose address is 300 North Washington Square, Lansing, Michigan 48913 Attn: Portfolio Manager; and PICOTRONIX, INC., a Michigan corporation doing business as Picometrix, Inc. (the "Company"), whose address and principal office is 2925 Boardwalk Drive, Ann Arbor, Michigan 48104. As used in this Agreement, each of the MEDC and the Company are individually referred to without distinction as a "Party" and collectively referred to as the "Parties."

RECTIALS

The Parties entered into that certain Convertible Loan Agreement, dated as of September 15, 2004 (the "Agreement").

The Parties desire to amend the Agreement to accurately reflect the capitalization of the Company as of the date of the Agreement.

NOW, THEREFORE, in consideration of the Agreement and other good and valuation consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Capitalization Representation. Section 3.10 of the Agreement is hereby deleted in its entirety and replaced with the following:

> Section 3.10 Capitalization. The authorized capital stock of the Company consists of 18 million shares of Common Stock, 15,480,000 of which are issued and outstanding and all of which are Class B voting shares of Common Stock. Excepting outstanding options to acquire 1,238,000 options for Class A non-voting Common Stock under the Picometrix, Inc. 2000 Incentive Stock Option Plan, there are no options, warrants or other rights to purchase or acquire any of the Common Stock. The rights, preferences and limitations of equity securities are as set forth in the Company's articles of incorporation included in Exhibit "I." The rights, preferences and limitations contained in the amendments to the articles of incorporation are valid, binding and enforceable. Excepting as described above, and excluding any rights held by the MEDC created by this Agreement and the Company's articles of incorporation.: (a) no individual person, firm or entity owns of record or is known to the Company to own beneficially any of the equity securities; (b) no Options are authorized or outstanding; (c) there is no commitment by the Company to issue any equity securities or any Options; (d) there is no commitment by the Company to distribute any evidence of indebtedness or asset to any holder of equity securities; (e) the Company has no obligation to purchase, redeem or otherwise acquire any of its outstanding equity securities; and (f) the Company has no obligation to pay any dividend or make any other distribution to any holder of the shares of the Company's equity securities. There are no voting trusts or agreements, stockholders' agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any of the Company's equity securities in favor of third parties. All of the Company's equity securities were issued in compliance with all applicable federal and state securities laws, except where the failure to do so would not have a material adverse effect on the Company.

2. No Other Modification. Except as modified by the foregoing paragraph 1, the Agreement shall remain in full force and effect, unmodified by this First Amendment.

3. Counterparts. This First Amendment may be executed in one or more counterparts and by facsimile, each of which shall constitute an original, and all of which together shall constitute one and the same instrument.

The Parties have executed this Agreement as of the above written date.

MICHIGAN ECONOMIC DEVELOPMENT CORPORATION

By______________________________

Its ______________________________

PICOTRONIX, INC.

By ______________________________
Robin F. Risser
Its President and CEO

AALIB:424590.1\114238-00001